EXHIBIT 10.1

EMPLOYMENT AGREEMENT, dated July 14, 2016, between NETWORK-1 TECHNOLOGIES, INC., a Delaware corporation with its principal office located at 445 Park Avenue, Suite 912, New York, New York 10022 (the "Company"), and COREY M. HOROWITZ residing at 6 Brooklawn Drive, Westport, Connecticut 06880 (the "Executive").

The Company desires to enter into this Agreement in order to assure itself of the continued services of Executive, and Executive desires to accept continued employment with the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

SECTION 1.          Employment.  The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions hereinafter set forth.

SECTION 2.          Term. The employment of Executive hereunder shall be for a period commencing on July 14, 2016 (the "Commencement Date") and shall continue until July 14, 2021, or such earlier date upon which the employment of Executive shall terminate in accordance with the terms hereof (the "Term of Employment").  The date on which Executive's employment hereunder shall terminate shall be called the "Termination Date".

SECTION 3.         Duties.  During the Term of Employment, Executive shall be employed as Chairman and Chief Executive Officer of the Company and will act in accordance with, and be subject to the policies and procedures as may be duly adopted by the Board of Directors (the "Board") from time to time.  Executive shall perform such duties as are consistent therewith as the Board shall designate. Executive will be responsible for the management and operations of all aspects of the Company's business including, but not limited to, licensing, development and enforcement of the Company's patents, patent acquisitions, strategic relationships with third parties to monetize their patents, patent litigation oversight and finance and administration.  Executive will also have direct responsibility, subject to Board of Directors policies and resolutions as noted above, for all current and future budget and staff, and profit and loss accountability for the Company in its entirety.  Executive shall use his best efforts to perform well and faithfully the foregoing duties and responsibilities.  In addition, Executive shall continue to serve as Chairman of the Board and shall be nominated during the Term of Employment on an annual basis as a director (subject to election by the stockholders of the Company).  On the Termination Date, if Executive is no longer employed by the Company, he shall submit his resignation as Chairman of the Board of Directors (not as a member of the Board) if requested by the Company provided that Executive owns less than 5% of the Company's outstanding shares of common stock (on a fully diluted basis after assuming the exercise of all outstanding options, warrants and other convertible securities) or he has been Terminated for Cause (as defined in Section 9 hereof) or left the Company without Good Reason (as defined in Section 10 hereof).  For purposes of this Agreement, so long as Executive shall serve as a member of the Board, any references herein to decisions or determinations to be made by the Board with respect to Executive (including, without limitation, matters relating to compensation and termination) shall be made by a majority of the then members of the Board excluding Executive, who shall recuse himself and abstain from voting with respect to any such matters.

SECTION 4.          Time to be Devoted to Employment. During the Term of Employment, Executive shall devote his full business time, attention and energies to the business of the Company.

SECTION 5.          Compensation.

(a)            The Company shall pay to Executive an annual base salary of $475,000 which shall be increased by 3% per annum for the Term of Employment (the "Base Salary"), payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to its executive officers.

(b)           (i) In addition to the Base Salary set forth in paragraph 5(a) above, the Company has established an annual target bonus of $175,000 for Executive for each calendar year during the Term of Employment (beginning with the calendar year 2016) based on its evaluation of his performance (the "Target Bonus").  In determining whether Executive has achieved the Target Bonus, the Board (or Compensation Committee) may consider, among other things, the following: (i) financial results of the Company including revenue and profitability; (ii) patent acquisition activities (including agreements with third parties with respect to licensing and enforcement of patents); (iii) results of patent infringement litigation; and (iv) additional licensees for the Remote Power Patent.  The Board may also consider additional performance criteria as it deems appropriate in determining whether Executive has achieved the Target Bonus.  Such Target Bonus shall be paid as soon as practicable following January 1 of the calendar year following the calendar year to which the Target Bonus relates, provided that such Target Bonus shall in no event be paid later than March 15 of the calendar year following the calendar year to which such Target Bonus relates.

(ii) In addition to the Base Salary set forth in Section 5(a) above and the bonus set forth in Section 5(b)(i) above, during the Term of Employment or during the period in which Executive continues to serve as an executive officer of the Company whether pursuant to this Agreement or otherwise, Executive shall receive incentive compensation in an amount equal to 5% of the Company's royalties or other payments received by the Company from licensing and enforcement activities (exclusive of proceeds from the sale of patents which is covered in Section 5(b)(iii) below) with respect to the Company's remote power patent (U.S. Patent No. 6,218,930, the "Remote Power Patent") and 10% of the Company's royalties and other payments received by the Company from licensing and enforcement activities with respect to the Company's other patents besides the Remote Power Patent including patents owned by the Company as of the date hereof other than the Remote Power Patent, subsequent newly issued patents, patents acquired or licensed by the Company on an exclusive basis and patents owned (or exclusively licensed) by third parties who the Company has an agreement with to license, develop, finance (either debt or equity) and/or enforce such third party patents (collectively, "Licensing Activities") as well as (i) all legal claims related to intellectual property acquired with respect to Licensing Activities and (ii) all securities (debt or equity) acquired with respect to Licensing Activities (the "Securities"); provided, however, in order for Executive to receive Incentive Compensation with respect to Securities, the Company shall have recovered its acquisition cost ("Acquisition Cost") with respect to the particular transaction from which the Licensing Activities arose (all of the foregoing, collectively, the "Additional Patents").  All such incentive compensation payable to Executive pursuant to this Section 5(b)(ii) shall be referred to as "Incentive Compensation".  All Incentive Compensation shall be paid to Executive before deduction of payments by the Company to third parties including, but not limited to, legal fees and expenses and other fees or expenses (related to licensing and enforcement activities) payable to third parties except with respect to the 10% Incentive Compensation and 10% Additional Incentive Compensation payable to Executive with respect to Additional Patents pursuant to this Section 5(b)(ii) and Section 5(b)(iii) hereof (the "10% Interest") all legal fees and litigation expenses (related to licensing and enforcement activities) shall be deducted before payment of the 10% Interest; provided, however, in no event shall Executive receive less than 6.25% of the gross royalties and other payments received by the Company (the "10% Net Interest").  The Incentive Compensation shall be paid to Executive within 10 days of the end of each calendar month.  If the Licensing Activities transaction involves the acquisition of an operating company (either by the Company acquiring 100% of the outstanding shares or substantially all the assets), Executive shall not receive Incentive Compensation with respect to royalties or other payments received by the Company pursuant to agreements in effect as of the closing of the acquisition.  For purposes of Section 5 hereof, Company shall include any wholly-owned subsidiary of the Company and any entity of which the Company owns more than 50% of the outstanding voting shares; provided, that, in such instance for purposes of calculating the Incentive Compensation and Additional Incentive Compensation (payable pursuant to Section 5(b)(iii) hereof) the amount of royalties or other payments received by the Company shall be deemed to equal such proceeds times the Company's percentage ownership of such majority owned entity.  In addition, all references in Section 5 hereof to Remote Power Patent and Additional Patents shall include any extensions, divisionals, continuations, continuations in-part, reissues, reexaminations, substitutions and foreign counterparts of such patents.  For the purposes of this Section 5(b)(ii), Acquisition Cost shall mean the total consideration paid by the Company with respect to the particular transaction from which the Licensing Activities arose including cash, the fair market value of any non-cash assets (such as securities and any other non-cash consideration) plus any liabilities assumed by the Company as part of such Licensing Activities transaction as well as all expenses of the transaction including, but not limited to, legal fees and expenses, investment banking fees, broker fees or other related expenses.

(iii) In addition, during the Term of Employment, Executive shall be entitled to additional Incentive Compensation (the "Additional Incentive Compensation") equal to (a) 5% of the gross proceeds from the sale of the Company's Remote Power Patent and a 10% Net Interest in the proceeds from the sale of any of the Additional Patents, and (b) 5% of the Acquisition Proceeds derived from a Remote Power Patent Litigation (as defined below) and 10% of the Acquisition Proceeds derived from an Additional Patents Litigation (as defined below).  For purposes hereof, "Acquisition Proceeds" means the gross amount paid to acquire the Company by way of (1) a merger with or into another corporation or entity with the result that the then existing stockholders of the Company immediately prior to such acquisition hold less than 50% of the combined voting power of the then outstanding securities of the surviving entity in such transaction, (2) the sale of substantially all assets of the Company, or (3) the acquisition of an equity interest in the Company; provided, that, such acquisition (under Section 5(b)(iii)(b) (1), (2) or (3) above) (i) involves as the acquiring entity a defendant (or its affiliate) in a patent infringement lawsuit involving the Remote Power Patent (the "Remote Power Patent Litigation") or any Additional Patents (the "Additional Patents Litigation") and (ii) is part of or results directly from a settlement, partial settlement, judgment, or other resolution of such litigation.  For purposes hereof, the amount of any Acquisition Proceeds shall be deemed to be the total amount paid in connection with the acquisition including cash, the fair market value of any non-cash assets (such as securities or other non-cash consideration), plus any liabilities assumed by the acquiring entity as part of the acquisition less (i) the discounted fair market value as determined by a qualified independent third party (chosen by the Company and the cost of which is borne by the Company) of any future royalties or other payments payable to the Company from license agreements in effect at the time of the acquisition, to the extent such future royalties or other payments are transferred to the acquiring entity as part of the acquisition ("License Agreement Assets"), and (ii) the fair market value of any other assets, other than the patent(s) at issue in the Remote Power Patent Litigation or Additional Patents Litigation (as the case may be) and the License Agreement Assets, transferred to, or acquired by, the acquiring entity as part of the acquisition.  Such Additional Incentive Compensation shall be paid within ten (10) days of the closing of any such transaction.

(c)           Notwithstanding the foregoing provisions of Section 5 hereof, the Incentive Compensation (payable pursuant to Section 5(b)(ii) hereof) and the Additional Incentive Compensation (payable pursuant to Section 5(b)(iii) hereof) shall continue to be paid to Executive for the life of each of the Remote Power Patent and the Additional Patents during the Term of Employment or at anytime thereafter whether Executive is employed by the Company or not; provided, that, Executive's employment has not been terminated by the Company for Cause as defined in Section 9(a) hereof or terminated by Executive without Good Reason as defined in Section 10 hereof.  At such time that Executive is no longer employed by the Company, to the extent there is incentive compensation (Incentive Compensation or Additional Incentive Compensation) payable to Executive in accordance with this Section 5(c), such compensation shall be paid at such time as provided in Section 5(b)(ii) or 5(b)(iii), as the case may be, and Executive shall be provided with a report with each such payment which shall include the basis of the calculation of such incentive compensation in sufficient detail.  In addition, in such circumstance, Executive, including his agents and representatives, shall have the right to review the Company's books and records pertaining to such calculation of incentive compensation on reasonable notice to the Company.

(d)           In the event the Company enters into a definitive agreement (the "Definitive Agreement") with respect to an Acquisition Transaction (as defined below), at the option of the Company exercisable at any time prior to five (5) days before the closing of the Acquisition Transaction, upon notice to Executive, the Company may elect to extinguish Executive's  right to receive Incentive Compensation or Additional Incentive Compensation under Section 5 hereof (effective upon consummation of the Acquisition Transaction) by a lump sum payment to Executive at the closing of the Acquisition Transaction of an amount equal to the fair market value of such compensation to be mutually agreed upon by the Company and Executive or, if no such mutual agreement is reached within 15 days after execution of the Definitive Agreement, an amount equal to the fair market value of such Compensation and Additional Incentive Compensation as determined by a qualified independent third party expert chosen by the Company which valuation shall be binding upon parties hereto and the cost of which will be paid by the Company.  For purposes hereof an "Acquisition Transaction" shall be defined as (i) a merger of the Company with the result that the then existing stockholders of the Company immediately prior to such merger hold less than 50% of the combined voting power of the then outstanding securities of the surviving entity of the merger or (ii) the sale of substantially all of the assets of the Company.

SECTION 6.        Equity.  The Company recognizes that equity participation in the Company through awards under its 2013 Stock Incentive Plan (the "Plan") is an important part of compensation.  Accordingly, on the Commencement Date, the Company shall grant under the Plan to Executive 750,000 performance based restricted stock units (the "RSUs") which shall vest in three tranches as follows: (i) 250,000 RSUs shall vest on July 14, 2018, subject to Executive's continued employment by the Company through the vesting date (the "Employment Condition") ("Tranche A"); (ii) 250,000 RSUs shall vest at any time beginning July14, 2018 through July 14, 2021 in equal annual installments for the remaining Term of Employment, subject to (1) the Employment Condition being satisfied through each such annual vesting date and (2) the Company's common stock (the "Common Stock")achieving a Closing Price (as defined below) of a minimum of $3.25 per share (subject to adjustment for stock splits) at any time during the Term of Employment ("Tranche B"); and (iii) 250,000 RSUs shall vest at any time beginning July 14, 2018 through July

14, 2021 in equal annual installments for the remaining Term of Employment subject to (1) the Employment Condition being satisfied through each such annual vesting date and (2) the Common Stock achieving a Closing Price (as defined below) of a minimum of $4.25 per share (subject to adjustment for stock splits) at any time during the Term of Employment ("Tranche C").  For example, (1) with respect to Tranche B in the event that the Closing Price of the Common Stock on May 15, 2017 has achieved $3.25 per share, all 250,000 RSUs of Tranche B would vest in four equal annual installments of 62,500 RSUs on each of July 14, 2018, July 14, 2019, July 14, 2020 and July 14, 2021; provided that the Employment Condition is satisfied on each such annual vesting date, or (2) with respect to Tranche C in the event that the Closing Price of the Common Stock on July 10, 2019 has achieved $4.25 per share, all 250,000 RSUs of Tranche C shall vest in three equal annual installments of 83,333.33 RSUs on July 10, 2019, July 10, 2020 and July 10, 2021; provided that the Employment Condition is satisfied on each such annual vesting date.

The form of Agreement for RSUs is attached hereto as Exhibit A.  Notwithstanding the aforementioned, in the event of a Change of Control (as defined in Section 11 of the Plan), a Termination Other Than for Cause (as defined in Section 9(b) hereof), or a termination by Executive for Good Reason (as defined in Section 10 hereof), in each case, prior to the last day of the Term of Employment, the vesting of all RSUs (Tranches A, B and C) shall accelerate and all RSUs shall become immediately fully vested.

The "Closing Price" shall be defined as the daily closing price of the Common Stock for twenty (20) consecutive trading days (i) as reported by NYSE (or any other national securities exchange in which the Common Stock is listed or admitted for trading); (ii) if the Common Stock is not listed or admitted for trading on a national securities exchange, the last daily closing price per share as reported on the Over-the-Counter Bulletin Board ("OTCBB") or a similar service if OTCBB is not reporting such information; provided that if clause (i) or (ii) of this paragraph is inapplicable, the Closing Price of the Common Stock shall be determined in good faith by the Board of Directors or the Compensation Committee of the Company which determination shall be conclusive as to the Closing Price of the Common Stock.

SECTION 7.          Business Expenses; Benefits.

(a)           The Company shall reimburse Executive, in accordance with the practice from time to time for executive officers of the Company, for all reasonable and necessary expenses and other disbursements incurred by Executive for or on behalf of the Company in the performance of Executive's duties hereunder.  Executive shall provide such appropriate documentation of expenses and disbursements as may from time to time be required by the Company.

(b)           Notwithstanding anything to the contrary in this Agreement, all taxable reimbursements provided under this Agreement that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder ("Code Section 409A") shall be made in accordance with the requirements of Code Section 409A.  The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement of an eligible expense shall be made in accordance with the Company's policies and practices and as otherwise provided herein, provided, that, in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred.  The right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)            During the Term of Employment, Executive shall be entitled to four (4) weeks vacation per year.

(d)           During the Term of Employment, Executive shall be entitled to participate in the group health, life, dental and disability insurance benefits, and retirement plan benefits made available from time to time for its executive officers and other employees.

SECTION 8.          Involuntary Termination.

(a)            If Executive is incapacitated or disabled to the extent he cannot perform his duties under this Agreement for twelve (12) consecutive weeks, or for a cumulative total of six (6) months in any calendar year (such condition being hereinafter referred to as a "Disability"), the Term of Employment and employment of the Executive under this Agreement shall cease (such termination, as well as a termination under Section 8(b), being hereinafter referred to as an "Involuntary Termination") and Executive shall be entitled to receive the benefits payable under any disability policy maintained by the Company on his behalf and in accordance with Section 11(b) hereof.

(b)            If Executive dies during the Term of Employment, the Term of Employment and Executive's employment hereunder shall cease as of the date of the Executive's death and Executive shall be entitled to receive the benefits payable in accordance with Section 11(b) hereof.

SECTION 9.          Termination by the Company.

(a)            Termination For Cause. The Company may terminate the Term of Employment and the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such termination being referred to herein as a "Termination For Cause") by giving Executive written notice of such termination, effective immediately upon the giving of such notice to Executive. As used in this Agreement, "Cause" means the Executive's (a) commission of an act (i) constituting a felony or (ii) involving fraud, moral turpitude, theft or dishonesty which is not a felony and which materially adversely affects the Company or could reasonably be expected to materially adversely affect the Company, (b) repeated failure to be reasonably available to perform his duties (other than as a result of illness or incapacity), which, if curable, shall not have been cured within 30 days of written notice thereof from the Company, (c) repeated failure to follow the lawful directions of the Board, which, if curable, shall not have been cured within 30 days of written notice thereof from the Company, or (d) material breach of the terms and provisions of this Agreement or any agreement with the Company which, if curable, shall not have been cured within 30 days of written notice thereof from the Company.

(b)            Termination Other Than for Cause.  The Company may terminate the Term of Employment and the employment of Executive hereunder at any time other than for Cause as defined in Section 9(a) above (such termination shall be defined as a "Termination Other Than for Cause") by giving Executive written notice of such termination, which notice shall be effective thirty (30) days after the giving of such notice or such later date set forth therein.

SECTION 10.       Termination by Executive.  If at any time during the Term of Employment, Executive elects to terminate Executive's employment with the Company (other than for "Good Reason", as defined below), then the Company's obligations to Executive under this Agreement shall be as set forth in Section 11(e) hereof and such termination by Executive shall constitute a breach of this Agreement.  If Executive elects to terminate Executive's employment with the

Company for Good Reason, then the Company shall pay Executive the amounts set forth in Section 11(d) hereof.  For the purpose of this Section, "Good Reason" means (i) any material diminution of duties inconsistent with Executive's title, authority, duties and responsibilities as Chairman and Chief Executive Officer (not continuing to serve as Chairman of the Board of Directors shall not constitute "Good Reason"); (ii) any material reduction of or failure to pay Executive compensation provided for herein, which non-payment continues for a period of thirty (30) days following written notice to the Company by Executive of such non-payment, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation; (iii) any relocation of the principal location of Executive's employment more than 100 miles from the Company's current headquarters in New York, New York without Executive's prior written consent; or (iv) any material breach by the Company of its obligations under this Agreement that is not cured (if curable) within thirty (30) days after receipt of notice thereof.  If Executive elects to terminate his employment with the Company for Good Reason he must do so within two years of the occurrence of a "Good Reason" event as referenced above.

SECTION 11.        Effect of Termination.

(a)           Upon the termination of the Term of Employment and Executive's employment hereunder due to a Termination for Cause (as defined in Section 9(a) above), Executive shall not have any further rights or claims against the Company under this Agreement, except the right to receive (i) the unpaid portion, if any, of (a) the Base Salary provided for in Section 5(a), computed on a pro rata basis through the Termination Date and (b) the Target Bonus provided for in Section 5(b)(ii) only if Executive has been employed through the calendar year in which termination occurs and the Target Bonus has been approved by the Board and not yet paid as of the Termination Date, and (c) the Incentive Compensation and Additional Incentive Compensation provided for in Section 5(b)(ii) and 5(b)(iii) earned and not yet paid prior to the Termination Date, (ii) any unpaid accrued benefits of Executive pursuant to Section 7(a) hereof, (iii) reimbursement for any expenses through the Termination Date for which Executive shall not have been reimbursed as provided in Section 7(a), and (iv) Executive's rights under the vested portion of any options, warrants or other securities issued to Executive (or his affiliate CMH Capital Management Corp.) by the Company.  For purposes of this Section 11, all stock options, warrants, RSUs, or other securities issued to Executive (or his affiliate) shall be collectively referred to herein as the "Aggregate Derivative Securities".  All unvested Aggregate Derivative Securities as of the date of a Termination for Cause shall be forfeited.

(b)           Upon the termination of Executive's employment hereunder due to an Involuntary Termination, neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement except the right to receive (i) the amounts set forth in Section 11(a), (ii) the Target Bonus pro-rated for the calendar year (based on $175,000) through the date of the Involuntary Termination; provided, that, Executive has satisfied the performance criteria established by the Board for the calendar year in which the Involuntary Termination occurs on a pro-rated basis through the calendar quarter in which such termination occurs, (iii) Incentive Compensation and Additional Incentive Compensation payable in accordance with Section 5(c) hereof, (iv) the accelerated vesting of all Aggregate Derivative Securities (other than the RSUs) that would have vested twelve (12) months from the date of Involuntary Termination; and (v) accelerating vesting of all unvested RSUs with respect to Tranche A and accelerated vesting of such additional number of RSUs with respect to Tranche B and Tranche C for which the Closing Price conditions set forth in Section 6 has been met within twelve (12) months of the date of Involuntary Termination.

(c)           Upon the termination of Executive's employment upon a Termination Other Than for Cause (as defined in Section 9(b) above), neither Executive nor his beneficiary nor his estate shall have any rights or claims against the Company except to receive (i) the amounts set forth in 11(b), including but not limited to the Incentive Compensation and Additional Incentive Compensation payable in accordance with Section 5(c) hereof, (ii) a severance equal to twelve (12) months Base Salary as in effect at the time of the Termination Other Than for Cause, such sum to be paid in a lump sum payment upon termination and (iii) accelerated vesting of all of unvested Aggregate Derivative Securities (regardless of any conditions or performance criteria including, without limitation, the Employment Condition or the Closing Price conditions with respect to the RSUs as provided in Section 6 hereof).

(d)           Upon the termination of Executive's employment by Executive for Good Reason (as defined in Section 10 above), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive the amounts set forth in Section 11(c).

(e)           Upon the termination of Executive's employment by Executive (other than for Good Reason), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive the amounts set forth in Section 11(a).

SECTION 12.       Code Section 409A.

(a)           It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder ("Code Section 409A"), or be exempt from the application of Code Section 409A.  It is intended that the severance payments described in Section 11(c)(ii) be exempt from the application of Code Section 409A.  For purposes of Code Section 409A, the right to a series of installment payments hereunder (including pursuant to Section 11 above) shall be treated as a right to a series of separate payments.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.  Notwithstanding any provision in this Agreement to the contrary, any references to termination of employment or date of termination shall mean and refer to "separation from service" and the date of such "separation from service" as that term is defined in Code Section 409A.

(b)           Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a "specified employee" for purposes of Code Section 409A at the time of his "separation from service", any payment that constitutes "deferred compensation" within the meaning of Code Section 409A that is otherwise due to the Executive as a result of such Executive's "separation from service" under this Agreement during the six-month period immediately following Executive's "separation from service" shall be accumulated and paid to the Executive on the first day of the seventh month following such "separation from service" ("Delayed Payment Date"), provided that if the Executive dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 10 days following the date of Executive's death.

SECTION 13.       Insurance. The Company may, for its own benefit, in its sole discretion, and at its sole cost and expense, maintain "key-man" life and disability insurance policies covering Executive.  Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company's obtaining and maintaining such policies.

SECTION 14.       Disclosure of Information. Executive will not, either during the Term of Employment or at any time thereafter, divulge, publish, communicate, furnish or make accessible to anyone (other than in furtherance of the purposes of the Company) any knowledge or information with respect to the Company's confidential, secret or proprietary information or assets,  or with respect to any other confidential, secret or proprietary aspects of the business, activities or intellectual property of the Company including, without limitation, (a) patents and related confidential information, terms of patent acquisition contracts or licensing arrangements, or other technical data pertaining to the Company's patents or other intellectual property (whether or not subject to patent, trademark or copyright protection) or the patents or other intellectual property of third parties who the Company has an agreement with to license, develop, finance (debt or equity) and/or enforce such third party intellectual property or (b) business strategies and plans including, but not limited to, litigation strategies and potential patent acquisitions; except as such items set forth in clauses (a) and (b) above may already be in the public domain through no fault of Executive (all of the foregoing items set forth in clauses (a) and (b) being referred to herein collectively as "Confidential Property") or except as otherwise required by law.  In the event that Executive becomes legally compelled to disclose any Confidential Property, Executive shall advise the Company as soon as practicable so that the Company may seek a protective order or other appropriate remedy.  In addition, Executive agrees to cooperate in the Company's effort, at the Company's expense, to obtain a protective order or other appropriate remedy.  Upon the termination of the Term of Employment, Executive shall return to the Company all property (including Confidential Property) of the Company (or any subsidiary or affiliate thereof) then in the possession of Executive and all books, records, computer tapes or discs and all other material containing non-public information concerning the business or affairs of the Company or any subsidiary or affiliate thereof.

SECTION 15.        Right to Inventions.  (a) Executive shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all marks, designs, logos, inventions, improvements, technical information and suggestions relating in any way to the business conducted by the Company, which he may develop or which may be acquired by Executive during the Term of Employment (whether or not during usual working hours), together with all trademarks, patent applications, letters, patent, copyrights and reissues thereof that may at any time be granted for or upon any such mark, design, logo, invention, improvement or technical information (collectively, "Inventions"). In connection therewith, Executive shall (at the Company's sole cost and expense) take all actions reasonably necessary or desirable to assign and/or confirm the assignment of any Invention to the Company.

(b)            To the extent any of the rights, title and interest in and to Inventions cannot be assigned by Executive to the Company, Executive hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest.  To the extent any of the rights, title and interest in and to Inventions can be neither assigned nor licensed by Executive to the Company, Executive hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company's successors in interest to such non-assignable and non-licensable rights.  Executive hereby grants to the Company or the

Company's designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any prior inventions which Executive incorporates, or permits to be incorporated, in any Inventions.  Notwithstanding the foregoing, Executive agrees that he will not incorporate, or permit to be incorporated, any prior inventions of Executive in any Inventions without the Company's prior written consent.

SECTION 16.      Future Innovations. Executive recognizes that Inventions or Confidential Property relating to his activities while working for the Company and conceived, reduced to practice, created, derived, developed, or made by Executive, alone or with others, within three (3) months after termination of his employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by the Company.  Accordingly, Executive agrees that such Inventions or Confidential Property shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during his employment with the Company and are to be promptly assigned to the Company unless and until Executive has established the contrary by written evidence satisfying the clear and convincing standard of proof.

SECTION 17.       Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a)           Executive agrees to perform, during and after his employment, all acts deemed necessary or desirable by the Company to permit and assist the Company (during any period after Executive's termination of employment with the Company, subject to Executive's obligations to his then employer, if any), at the Company's expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions or Confidential Property assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, the Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Inventions or Confidential Property.

(b)           In the event that the Company is unable (after reasonable efforts) to secure Executive's signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Inventions (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), Executive hereby irrevocably designates and appoints the Company and the Company's duly authorized officers and agents as his agents and attorneys-in-fact to act for and on his behalf and instead of him, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under Inventions, all with the same legal force and effect as if executed by Executive.

SECTION 18.       Restrictive Covenant.

(a)           The Company is in the business of the acquisition, development, licensing and enforcement of its intellectual property as well as the intellectual property of third parties who the Company has entered into agreements with to license, develop, finance (debt or equity) and/or enforce their intellectual property (the "Business"). Executive acknowledges and recognizes that the Business may be conducted throughout the world, and Executive further acknowledges and recognizes the highly competitive nature of the Company's Business.  Accordingly, in consideration of the premises contained herein, the consideration to be received hereunder, Executive shall not, during the Non-Competition Period (as defined below): (i) directly or indirectly engage, whether or not such engagement shall be as a partner, stockholder, officer, director, affiliate or other participant, in any Competitive Business (as defined below), or represent in any way any Competitive Business, whether or not such engagement or representation shall be for profit, (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any other person or entity, including, without limitation, any licensee, customer, supplier, employee or consultant of the Company, (iii) induce any employee or consultant of the Company to terminate his employment or consultancy with the Company or to engage in any Competitive Business in any manner described in the foregoing clause (i), or (iv) affirmatively assist or induce any other person or entity to engage in any Competitive Business in any manner described in the foregoing clause (i). Anything contained in this Section 18 to the contrary notwithstanding, an investment by Executive in any publicly traded company engaged in a Competitive Business in which Executive and his affiliates exercise no operational or strategic control and which constitutes less than 5% of the outstanding shares of such entity shall not constitute a breach of this Section 18.

(b)          As used herein, "Non-Competition Period" shall mean the period commencing on the date hereof and terminating on the Termination Date; provided, however, that (i) if the Term of Employment shall have been Terminated Other Than For Cause by the Company pursuant to Section 9(b) hereof, then the "Non-Competition Period" shall mean the period commencing on the date hereof and ending twelve (12) months thereafter; provided Executive is paid the severance equal to twelve (12) months Base Salary as provided in Section 11(c) hereof and (ii) if the Term of Employment shall have been terminated for Cause by the Company pursuant to Section 9(a) hereof or without Good Reason by Executive pursuant to Section 10 hereof, then the "Non-Competition Period" shall mean the period commencing on the date hereof and ending on the second anniversary of the Termination Date.  "Competitive Business" shall mean any entity throughout the world (i) engaged in the acquisition, development, licensing, financing or enforcement of patents, (ii) any entity in which the Company has acquired patents from and/or entered into an agreement with to license, finance (either equity or debt) and/or enforce such third party patents, and (iii) any entity engaged in a business competitive with any business then engaged in by the Company.

(c)           Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder and pursuant to other agreements between the Company and Executive to justify clearly such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from earning a living.

SECTION 19.      Enforcement; Severability; Etc.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to (a) delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made or (b) otherwise to render it enforceable in such jurisdiction.

SECTION 20.      Remedies.  Executive acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from or limiting the Company in pursuing any other remedies available for any breach or threatened breach of this Agreement.

SECTION 21.      Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by a nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company, to:	Network-1 Technologies, Inc.
445 Park Avenue, Suite 912
New York, New York 10022
Telecopier: 917-322-2105
Telephone:  (212) 829-5770

with copies to:	Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
805 Third Avenue, 10th Floor
New York, New York 10022
Telecopier: (212) 355-4608
Telephone: (212) 752-1000
Attention:      Sam Schwartz, Esq.

if to Executive, to:	Corey M. Horowitz
6 Brooklawn Drive
Westport, Connecticut 06880
Telephone: (917) 692-0000

or to such other address as the party to whom notice is to be given may have furnished to the other party or parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

SECTION 22.      Binding Agreement; Benefit.  The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the parties.

SECTION 23.       Governing Law.  This Agreement will be governed by, construed and enforced in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws.

SECTION 24.       Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other breach.

SECTION 25.       Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral, between the parties with respect thereto.  This Agreement may be amended only by an agreement in writing signed by the parties.

SECTION 26.       Survival of Provisions.  Neither the termination of this Agreement, nor of Executive's employment hereunder, shall terminate or affect in any manner any provisions of this Agreement that is intended by its terms to survive such termination, including, without limitation, the provisions of Sections 5(c), 5(d), 11, 14, 15, 16, 17 and 18.

SECTION 27.      Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 28.      Assignment. This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder.

SECTION 29.       Gender. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

SECTION 30.      Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  A signature to this Agreement transmitted by facsimile or PDF shall be deemed an original signature.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above.

NETWORK-1 TECHNOLOGIES, INC.

By:       /s/ David C. Kahn
David C. Kahn, Chief Financial Officer

EXECUTIVE

            /s/ Corey M. Horowitz
  Corey M. Horowitz

NETWORK-1 TECHNOLOGIES, INC.
2013 STOCK INCENTIVE PLAN
AGREEMENT FOR RESTRICTED STOCK UNITS

AGREEMENT, entered into as of July 14, 2016 (the "Date of Grant"), for a grant of restricted stock units, by and between NETWORK-1 TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and COREY M. HOROWITZ (the "Participant").

WHEREAS, the Company has adopted the Network-1 Technologies, Inc. 2013 Stock Incentive Plan (the "Plan");

WHEREAS, the Company wishes to grant to Participant restricted stock units ("Restricted Stock Units") under the Plan and pursuant to his new employment agreement with the Company entered into on the Date of Grant (the "Employment Agreement");

WHEREAS, the Company desires to provide Participant with an incentive to remain in the employ of the Company and increase Participant's interest in the success of the Company by granting Restricted Stock Units to Participant as provided herein; and

WHEREAS, the Company desires to memorialize the grant of the Restricted Stock Units by entering into this agreement (the "Agreement") with Participant.

THEREFORE, in consideration of the promises set forth below, the parties hereto agree as follows:

1.            GRANT OF RESTRICTED STOCK UNITS

The Company hereby grants to the Participant an award of Restricted Stock Units ("RSUs") consisting of 750,000 RSUs.  Each RSU represents the right to receive one share of common stock, $.01 par value, of the Company (individually a "Share" and collectively, the "Shares"), to the extent provided herein. The Company will record on its books the grant of the RSUs to the Participant and will issue Shares upon vesting of the RSUs as provided herein. This award of RSUs is subject to the terms and conditions set forth in this Agreement and the Plan. Participant acknowledges prior receipt of the Plan.

Defined terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan or the Employment Agreement.

2.             VESTING

Subject to Section 3, the RSUs shall vest in three tranches and become nonforfeitable as follows: (i) 250,000 RSUs shall vest on July 14, 2018, subject to Participant's continued employment by the Company through the vesting date (the "Employment Condition") ("Tranche A"); (ii) 250,000 RSUs shall vest at any time beginning July 14, 2018 through July 14, 2021 in equal annual installments for the remaining Term of Employment, (as defined in Section 2 of the Employment Agreement) subject to (1) the Employment Condition being satisfied through each such annual vesting date and (2) the Company's common stock (the "Common Stock")achieving a Closing Price (as defined below) of a minimum of $3.25 per share (subject to adjustment for stock splits) at any time during the Term of Employment ("Tranche B"); and (iii) 250,000 RSUs shall vest at any time beginning July 14, 2018 through July 14, 2021 in equal annual installments for the remaining Term of Employment subject to (1) the Employment Condition being satisfied through each such annual vesting date and (2) the Common Stock achieving a Closing Price (as defined below) of a minimum of $4.25 per share (subject to adjustment for stock splits) at any time during the Term of Employment ("Tranche C").  For example, (1) with respect to Tranche B in the event that (1) the Closing Price of the Common Stock on May 15, 2017 has achieved $3.25 per share, all 250,000 RSUs of Tranche B would vest in four equal annual installments of 62,500 RSUs on each of July 14, 2018, July 14, 2019, July 14, 2020 and July 14, 2021; provided that the Employment Condition is satisfied on each such annual vesting date, or (2) with respect to Tranche C in the event that the Closing Price of the Common Stock on July 10, 2019 has achieved $4.25 per share, all 250,000 RSUs of Tranche C shall vest in three equal annual installments of 83,333.33 RSUs on July 10, 2019, July 10, 2020 and July 10, 2021; provided that the Employment Condition is satisfied on each such annual vesting date.

The form of Agreement for RSUs is attached hereto as Exhibit A.  Notwithstanding the aforementioned, in the event of a Change of Control (as defined in Section 11 of the Plan), a Termination Other Than for Cause (as defined in Section 9(b) of the Employment Agreement), or a termination by Participant for Good Reason (as defined in Section 10 of the Employment Agreement), in each case, prior to the last day of the Term of Employment, the vesting of all RSUs (Tranches A, B and C) shall accelerate and all RSUs shall become immediately fully vested.

The Closing Price shall be defined as the daily closing price of the Common Stock for twenty (20) consecutive trading days (i) as reported by NYSE (or any other national securities exchange in which the Common Stock is listed or admitted for trading); (ii) if the Common Stock is not listed or admitted for trading on a national securities exchange, the last daily closing price per share as reported on the Over-the-Counter Bulletin Board ("OTCBB") or a similar service if OTCBB is not reporting such information; provided that if clause (i) or (ii) of this paragraph is inapplicable, the Closing Price of the Common Stock shall be determined in good faith by the Board of Directors or the Compensation Committee of the Company which determination shall be conclusive as to the Closing Price of the Common Stock.

3.      TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL

(a) Termination for Cause or Without Good Reason by Participant; Failure to Satisfy Conditions.  If, prior to the vesting of the RSUs, Participant's employment is terminated by the Company for Cause as defined in Section 9(a) of the Employment Agreement, or a Termination by Participant other than for Good Reason (as defined in Section 10 of the Employment Agreement), the right to receive unvested RSUs shall terminate immediately upon the effective date of such termination of employment and such RSUs shall be forfeited without further consideration therefor.  In addition, except to the extent provided below in connection with a termination by the Company other than for Cause, by the Participant for Good Reason or on a Change in Control, in the event that the Employment Condition or applicable Closing Price condition is not achieved with respect to any applicable RSUs as described in Section 2 above, those unvested RSUs for which such conditions are not achieved shall be forfeited and terminate immediately upon the last day of the Employment Term without further consideration therefor.

(b) Termination by the Company Other Than for Cause or by Participant for Good Reason.  In the event that the Company terminates Participant's employment other than for Cause or Participant terminates his employment with the Company for Good Reason (as defined in Section 10 of the Employment Agreement), in each case, prior to the last day of the Employment Term, all of the unvested RSUs on effective the date of such termination shall accelerate and be vested (without regard to any conditions) and all Shares shall be delivered to Participant in accordance with Section 4 hereof.

(c) Death or Disability.  In the event of Participant's death or disability (as defined in Section 8 of the Employment Agreement), in each case, prior to the last day of the Employment Term, there shall be accelerated vesting of (i) the 250,000 RSUs of Tranche A and (ii) such additional number of the unvested RSUs with respect to Tranche B and Tranche C for which the Closing Price conditions set forth in Section 2 above have been met within twelve (12) months of such death or disability, and such RSUs shall be delivered to Participant or Participant's estate (as the case may be) upon such death or disability, subject to presentation to the Board of Directors ("Board") or Compensation Committee (the "Committee") of letters testamentary or other documentation satisfactory to the Board or Committee, and Participant's estate shall succeed to any other rights provided hereunder in the event of Participant's death. Any RSUs that have not vested in accordance with this Section 3(c) shall be terminated and forfeited without further consideration therefor.

(d) Change of Control.  In the event of a Change of Control (as defined in Section 11 of the Plan) prior to the last day of the Employment Term, there shall be accelerated vesting of all RSUs without regard to any conditions and all Shares shall be delivered to Participant in accordance with Section 4 hereof.

4.     DELIVERY OF SHARES; COMPLIANCE WITH SECURITIES LAWS, ETC.

(a)               Each of Participant's RSUs will be settled when it vests (unless Participant and the Company have agreed in writing to a later settlement date pursuant to procedures that the Company may prescribe in its discretion and in accordance with Section 409A of the Internal Revenue Code).  At the time of settlement, Participant will receive one Share for each vested RSU (subject to adjustment as provided in Section 5 hereof).  Except as provided above, the Shares to be issued upon vesting of the RSUs will be issued as soon as reasonably practicable on or following the vesting date, but in any event within ten (10) days of such vesting date.  No fractional Shares will be issued upon settlement.

(b)              This Agreement shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of Shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance of Shares hereunder, then such issuance shall be deferred until such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board and otherwise in a manner consistent with Section 409A of the Internal Revenue Code.

5.     CHANGES IN CAPITAL STRUCTURE

(a)            If the Company effects a stock dividend of its common stock or a split of its common stock, the number of Shares that may be delivered upon the vesting of the RSUs shall be increased proportionately as deemed appropriate by the Board or the Committee and otherwise in accordance with the terms of the Plan.  In the event the Company declares or authorizes a reverse stock split of its common stock or combination of shares of its common stock, the number of Shares that may be delivered upon the vesting of the RSU shall be proportionately reduced or otherwise adjusted to the extent deemed appropriate by the Board or Committee and otherwise in accordance with the terms of the Plan.

(b)            If the Company's common stock shall be changed into a different class of shares or if, because of reorganization, recapitalization, merger or consolidation it is necessary to exchange the shares for shares of another company, then the appropriate substitution or exchange shall be made in the Shares subject to this RSU.  The Committee or Board may make such adjustments in the number, kind of Shares as is necessary.  However, none of these changes shall give the Participant additional benefits.

6.            DIVIDEND EQUIVALENT RIGHTS DISTRIBUTIONS.

As of any date that the Company pays an ordinary cash dividend on its common stock, the Company shall credit the Participant with a dollar amount equal to (i) the per share cash dividend paid by the Company on its common stock on such date, multiplied by (ii) the total number of RSUs (after giving effect to any adjustments pursuant to Section 5 hereof or Section 3(c) of the Plan) subject to this grant of RSUs that are outstanding immediately prior to the record date for that dividend ("Dividend Equivalent Rights").  Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Section 6 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original RSUs to which they relate. Dividend Equivalent Rights shall be paid in cash or forfeited, as applicable, at the same time as the underlying RSUs to which they relate are settled or forfeited, as applicable.  No crediting of Dividend Equivalent Rights shall be made pursuant to this Section 6 with respect to any RSUs which, immediately prior to the record date for that dividend, have either vested and settled pursuant to Section 4 hereof or terminated pursuant to Section 3 hereof.

7.            WITHHOLDING TAXES

Notwithstanding anything to the contrary contained herein, the Company's obligation to issue Shares pursuant to the RSUs shall be subject to and conditioned upon the satisfaction by Participant of any applicable tax withholding obligations.  The Company may require the Participant to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed to Participant (whether or not under this Agreement or the Plan).  The Participant hereby authorizes the Company to satisfy all or part of such tax withholding obligations by deductions from cash compensation or other payments that would otherwise be owed to Participant.  The Committee, acting in his sole discretion and pursuant to applicable law, may permit the Participant to satisfy any such tax withholding obligations with Shares that would otherwise be issued to the Participant upon vesting of the RSUs and/or with previously-owned Shares held by the Participant.  The amount of the Participant's tax withholding obligation that is satisfied in Shares, if any, shall be based upon the Fair Market Value (as defined under the Plan) of the Shares on the date such RSUs vest.  In no event may Shares be used to satisfy more than the minimum required amount of the Participant's tax withholding obligation.  In the event that the Company is unable to withhold such amounts, for whatever reason, Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

8.            SECTION 409A

The intent of the parties is that benefits under this Agreement be exempt from the provisions of Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be limited, construed and interpreted in accordance with such intent.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code hereunder or otherwise.

9.            NATURE OF RSUs

The RSUs are mere bookkeeping entries.  They represent only the Company's unfunded and unsecured promise to issue Shares on a future date.  As a holder of RSUs, Participant has no rights other than as expressly provided herein and the rights of a general creditor of the Company.

10.          LEGENDS

Each certificate representing any Shares issued to Participant hereunder may have endorsed thereon a legend in a form as may be determined by the Company to be necessary, in its sole discretion, reflecting any limitation on resale.

11.          TRANSFER RESTRICTIONS

This RSU is not assignable or transferable other than to a beneficiary designated to receive the RSUs upon the Participant's death or by will or the laws of descent and distribution.  Any attempt by the Participant or any other person to cause the RSU or any part of it to be transferred or assigned in any manner and for any purpose not permitted hereunder or under the Plan shall be null and void and without effect upon the Company, the Participant or any such other person.

12.          NO RIGHTS AS A SHAREHOLDER

The Participant shall have no rights as a shareholder of the Company with respect to the RSUs unless and until the Shares have been issued and delivered to Participant upon vesting of the RSUs.  No adjustment shall be made for dividends or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in this Agreement or the Plan.

13.          NO OBLIGATION TO CONTINUE EMPLOYMENT

This Agreement is not an agreement of employment.  This Agreement does not guarantee that the Company will employ the Participant for any specific time period, nor does it modify in any respect the Company's right to terminate or modify the Participant's employment or compensation.

14.         BINDING EFFECT

The Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assignees of the parties hereto.

15.          GOVERNING LAW

This Agreement and all rights and obligations in it shall be construed in accordance with the Plan and governed by the laws of the State of New York.  The parties hereto agree to submit to the personal jurisdiction of courts (state and federal) sitting in the State of New York for the purpose of resolving any dispute under this Agreement.

16.          PROVISIONS OF THE PLAN

This Agreement is subject to all terms, conditions and provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority and responsibility under the Plan.  Participant acknowledges receipt of a copy of the Plan prior to execution of this Agreement.  The applicable provisions of the Plan shall govern in any situation where this Agreement is silent or where the provisions of this Agreement are contrary to or not reconcilable with such Plan provisions.

17.          SEVERABILITY

Should any provision of the Agreement be deemed by a court of competent jurisdiction to be unenforceable, the remaining provisions shall continue to be in full force and effect.

18.          ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire agreement between the parties (whether written or oral) with respect to the subject matter hereof and may only be amended by written agreement signed by both parties, by amendment of the Plan or as provided for in the Plan.

19.          COUNTERPARTS

This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Date of Grant.

NETWORK-1 TECHNOLOGIES, INC.

By:
      Name:
       Title:

PARTICIPANT:

Name Printed:  Corey M. Horowitz

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